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                                                                    EXHIBIT 2.5

Agreement made January 11, 1999



Between:
                            Nam Tai Electronics, Inc.

                                                                        ("NTEI")

And:
                                Edward K. W. Chan

                                                                        ("Chan")


         WHEREAS NTEI wishes to retain Chan to negotiate a resolution of a dispute between it and Price Waterhouse (Hong Kong) regarding the statement of account submitted by Price Waterhouse (Hong Kong) and the services performed by Price Watehouse (Hong Kong), in connection with the Albatronics project.

                  NOW THEREOFE the parties agree as follows:

         1. Chan will travel to Hong Kong and engage in settlement discussions with Price Waterhouse (Hong Kong) regarding the Price Waterhouse (Hong Kong) statement of account and the services rendered by them, in connection with the Albatronics project and potential litigation between NTEI and Price Waterhouse (Hong Kong).


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         2.       In connection with all trip expenses, NTEI will provide Chan with a non-refundable allowance of $6,000 (CDN).

         3. NTEI will provide to Chan a non-refundable payment of $250,000.00 (CDN) in connection with the matter described in paragraph 1 hereof.

         4. Chan will not enter into any agreement with Price Waterhouse (Hong Kong) on behalf of NTEI in connection with the matter described in paragraph 1 hereof or any other matters, without first obtaining the consent of NTEI to the agreement.

         5. Chan will be paid an additional amount of $50,000.00 (CDN) if he is able to negotiate, on behalf of NTEI, an agreement with Price Waterhouse (Hong Kong) which results in NTEI paying to Price Waterhouse (Hong Kong) at most $500,000.00 (HK) inclusive of all monies already paid by NTEI or any subsidiary company, in connection with the statement of account rendered by Price Waterhouse (Hong Kong) regarding the Albatronics project.

         6. Chan will be responsible for paying all taxes and other moneys which may be owed to any Governmental jurisdiction in connection with the payments described in paragraphs 2, 3 and 5 of this Agreement. Chan hereby agrees to indemnify NTEI and all the other Companies in the Nam Tai Group and all of their directors, officers, employees and agents with respect to any taxes or other moneys which may be claimed by a


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                  Governmental jurisdiction with respect to the payments
                  described in paragraph 2, 3 and 5 of this Agreement.

7. In respect of payments described in paragraphs 2 and 3, NTEI will wire transfer before Monday, January 18, 1999 at 5:00 p.m. Hong Kong time $256,000 (CND) to the following bank account:

                  Standard Chartered Bank
                  Account Name: Chan Ka Hung
                  Account Number: 413-1-007511-2 Canadian dollar account

8. It is agreed that the Termination Agreement (including the resignation letter) between Chan and Nam Tai Electronics (Canada) Ltd. dated January 11, 1999 shall be void if the payments specified in paragraph 7 above are not made as required.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day, month and year first above written.


Nam Tai Electronics, Inc.
Per:


_____________________________________


SIGNED AND DELIVERED BY               )
EDWARD K. W. CHAN in the presence of: )
                                      )
_____________________________________                _________________________
Name                                  )                  Edward K. W. Chan
_____________________________________ )
_____________________________________ )
Address                               )
                                      )
_____________________________________ )
Occupation